EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-227814 and 333-233448 on Form S-3 and Registration Statement Nos. 333-211200, 333-218511 and 333-229900 on Form S-8 of our reports dated February 27, 2020, relating to the financial statements of Intellia Therapeutics, Inc., and the effectiveness of Intellia Therapeutics, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 27, 2020